Exhibit 3.4

CERTIFICATE OF CORPORATE DOMESTICATION

OF

PERIMETER SOLUTIONS, SA

Pursuant to Section 388

of the General Corporation Law of the State of Delaware

This Certificate of Corporate Domestication, dated as of ________, 2024 (this “Certificate”), is being executed by Perimeter Solutions, SA, a public limited liability company duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg (the “Company”), in accordance with Section 388 of the General Corporation Law of the State of Delaware.

It is hereby certified that:

FIRST: The Company was first incorporated on June 21, 2021 under the laws of the Grand Duchy of Luxembourg.

SECOND: The name of the Company immediately prior to the filing of this Certificate was “Perimeter Solutions, SA”.

THIRD: The name of the Company as set forth in the Certificate of Incorporation as filed simultaneously with this Certificate in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Perimeter Solutions, Inc.”

FOURTH: The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Company immediately prior to the filing of this Certificate is Grand Duchy of Luxembourg.

FIFTH: The domestication has been approved prior to the effectiveness of this Certificate in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-United States law, as appropriate.

SIXTH: A plan of domestication (the “Plan of Domestication”) has been adopted in accordance with Section 388(l) of the General Corporation Law of the State of Delaware in connection with the domestication, and all provisions of the Plan of Domestication have been approved prior to the effectiveness of this Certificate in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the Plan of Domestication.

SEVENTH: Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate, and the domestication of the Company contemplated herein, shall be effective on __________, 2024 at 8:32 a.m. Eastern Time.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date first above written.

PERIMETER SOLUTIONS, SA, a Luxembourg public limited liability company

By:
Name:
Title: